Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form S-4 No.333-175828) and related proxy statement/prospectus of Expedia, Inc. and TripAdvisor, Inc. and to the incorporation by reference therein of our report dated February 10, 2011, with respect to the consolidated financial statements of Expedia, Inc., and the effectiveness of internal control over financial reporting of Expedia, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

October 28, 2011